As filed with the Securities and Exchange Commission on March 25, ,2009

File No. 000-53559

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

Form 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

____________

Kensington Leasing, Ltd.

(Name of Small Business Issuer in its charter)

_________________

Nevada	80-0214025
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

646 W. Highland Avenue
Redlands, CA	92373
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number        909-792-9211

________________

Title of each class	Name of each exchange on which
To be so registered	each such class is to be registered
___________________________________________	____________________________________________
Common Stock	NONE

Common Stock, $0.001 par value

----------------------------------------

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, a non –accelerated filer, or a smaller reporting company.   See definitions of large accelerated filer, accelerated filer and smaller reporting company in Section 12b-2 of the Exchange Act.

Large accelerated filer___         Accelerated filer___ Non-accelerated filer____         Smaller reporting company _ X__

Item 1.  BUSINESS

Business Development

The Company was incorporated in Nevada on June 27, 2008.  The Company’s fiscal year end is September 30.  The Company has never been in bankruptcy, receivership or any similar proceeding.

Business

The company plans to specialize in leasing equipment to a select clientele. The company has chosen to support the legal, medical and real estate professional with high quality computer hardware and software so they can forget about shopping, understanding and buying the latest version of computer peripherals and concentrate on their business.  The company plans to keep its future customers abreast of the latest changes and support them with their hardware needs. The Company will also perform training and on-site maintenance through its hardware and software affiliates. In short, the Company takes the hardware burden from these professionals and supports them with one stop shopping and support for all their electronic and computer equipment.

The Company specializes in leasing information processing and communications equipment, principally to established, creditworthy customers, primarily in the real estate profession. The Company's leasing activities will be conducted primarily through equipment wholesalers.

Leasing Procedures

A typical transaction for the Company would take place, as follows:

The customer would receive an informational brochure from the Company outlining the leasing programs in place and would contact the Company who would discuss the program and refer the customer to a computer technical specialist for consultation on obtaining a custom package and eventual installation.  The Company will include the fees of the specialist for consultation and installation with the lease program.  Once the package is agreed upon and a price established, the specialist would have the customer complete a lease application and submit to the Company for a credit check. On obtaining a satisfactory credit report, the Company would prepare a lease contract, contact the individual for completion and order the required equipment.

The Company would pay the wholesaler on delivery to the customer at an agreed upon wholesale price. The Company's intentions are to hold the leases for their full terms and then to either sell the equipment to the customer at the price agreed upon in the original lease documents or to resell the equipment and enter into a new lease agreement on new state of the art equipment with the customer.

Equipment

The Company believes that the value of its equipment, and particularly equipment used in client/server network environments, is important to the original customer because the equipment often becomes "embedded" in the customer's mission critical operations. Therefore, the Company seeks to maximize the amount of equipment that is remarketed in place to the original customer, in order to realize the higher residual values that may result from such remarketing, compared to equipment sold or leased to a third party.

The information processing and communications equipment the Company will purchase for lease includes servers, desktop and laptop computers, display stations, file servers, printers, digital cameras, scanners, and palm computers. It provides personalized leasing options, fashioned to meet the needs of the professionals which it serves.

Lease Terms and Conditions

A majority of the Company's lease transactions will be net leases with a specified non-cancelable lease term. These non-cancelable leases have a "hell- or-high-water" provision which requires the lessee to make all lease payments under all circumstances. A net lease requires the lessee to make the full lease payment and pay any other expenses associated with the use of equipment, such as maintenance, casualty and liability insurance, sales or use taxes and personal property taxes. The lessee also has the responsibility of obtaining the additional items required under a net lease, such as maintenance and insurance. However, many of the Company's more creditworthy customers will be permitted to self insure against equipment losses.

Remarketing

The results of the remarketing process ultimately determine the degree of profitability of a lease transaction. The Company's remarketing strategy is to keep its equipment installed in place at the end of the initial lease term. Typically, remarketing equipment in place produces substantially better residual returns than equipment sold or leased to a third party at the end of the term of the original lease. Prior to the expiration of the original lease term, The Company initiates the remarketing process for the related equipment.

The Company attempts to maximize its revenues and residual return by focusing its efforts on keeping the equipment in place at the end of the initial lease term by:

-

Re-leasing it to the initial lessee for a specified term;

-

renting the equipment to the initial lessee on a month-to-month basis; or

-

selling the equipment to the initial lessee.

If the Company is unsuccessful in keeping the equipment in place, it will attempt to sell or lease the equipment to a different customer, or sell the equipment to equipment brokers or dealers.  Although, the Company should be able to remarket in place a majority of its equipment coming off lease, no assurances can be given that this will be the case

Marketing

The Company is founded on the idea that the customer will continue to lease from the company over and over again. We will use a 14 and 16 percent lease rate, which is somewhat lower than other leasing companies, but we also count on the resale of used equipment and believe that our customers will return leased equipment after the lease period and in fact it is not unlikely that a customer could lease equipment over a thirty-year period through ten to fifteen leasing cycles. Another fact that will maintain our customer base is the training and support that will be offered by technical specialists as part of each lease.

Employees

We currently employ two management level employees.  The Company may require additional employees in the future. There is intense competition for capable, experienced personnel and there is no assurance the Company will be able to obtain new qualified employees when required.

The Company believes its relations with its employees are good.

Patents

The Company holds no patents for its products.

Government Regulation

Government approval is not necessary for the Company’s business and government regulations have a negligible effect on its business.

Competition

The Company will compete in the information processing and communications equipment leasing marketplaces with other independent leasing companies, captive lessors and bank affiliated lessors. Our business will be highly competitive, both with respect to obtaining and maintaining vendor program arrangements and providing lease financing to end-user customers.

The Company will compete with various independent leasing companies, such as Comdisco, Newcourt Financial and G.E. Capital, certain bank affiliated lessors, such as Leastec, and certain captive or "semi-captive" leasing companies, such as IBM Credit Corporation, Dell Financial Services and Compaq Capital.  All of our competitors have greater financial resources than Kensington Leasing, which has generated no revenue, and has limited assets and experience.

FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements. The Company’s expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions, competitive factors, such as pricing and marketing efforts, and the pace and success of product research and development. These and other factors may cause expectations to differ.

Item 1A.  RISK FACTORS

We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We are a relatively young company with no operating history

Since we are a young company, it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes their estimates of projected occurrences and events are within the timetable of their business plan, there can be no guarantees or assurances that the results anticipated will occur.

We expect to incur net losses in future quarters.

If we do not achieve profitability, our business may not grow or operate. We may not achieve sufficient revenues or profitability in any future period. We will need to generate revenues from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to generate revenues, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We may require additional funds to operate in accordance with our business plan.

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations or financing activities to meet our long-term needs.  If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenues and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting products.

We are highly dependent on Angelique de Maison, our President and CEO. The loss of Ms. de Maison, whose knowledge, leadership, and technical expertise upon which we rely, would harm our ability to execute our business plan.

We are largely dependent on Angelique de Maison, our President and CEO, for specific proprietary technical knowledge and the Company market knowledge. Our ability to successfully market and distribute our products may be at risk from an unanticipated accident, injury, illness, incapacitation, or death of Ms. de Maison. Upon such occurrence, unforeseen expenses, delays, losses and/or difficulties may be encountered.  Our success may also depend on our ability to attract and retain other qualified management and sales and marketing personnel. We compete for such persons with other companies and other organizations, some of which have substantially greater capital resources than we do. We cannot give you any assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business.

Our management has no experience in the leasing business, which may affect our ability to operate successfully.

Our management has no prior experience in the leasing business.  This lack of experience may affect our ability to operate successfully and compete with our competitors.

There is currently no market for our common stock and one may never develop.  Therefore, investor’s holdings in our common stock may be illiquid.

While we do intend to file a Form 211 through a market maker with the NASDAQ Stock Market to establish a quote for our common stock on the over-the-counter bulletin board, there is no assurance that the bulletin board or any other quotation medium will quote our common stock, or that a market will ever develop.  If a market never develops for our common stock, it may be difficult or even impossible for investors to sell their common stock.

Our directors and executive officers beneficially own a substantial amount of our common stock.

Accordingly, these persons will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of their fiduciary duties by the directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

We expect to be subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

There is Substantial Doubt About Our Ability to Continue as a Going Concern, which Means that We May Not Be Able to Continue Operations Unless We Obtain Additional Funding

The report of our independent accountants on our December 31, 2008 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Common Stock May Be Affected By Limited Trading Volume and May Fluctuate Significantly

Prior to this offering, there has been no market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. Substantial fluctuations in our stock price could significantly reduce the price of our stock.

An Officer and Sole Director  Has the Ability to Exercise Significant Influence Over Matters Submitted for Stockholder Approval and Their Interests May Differ From Other Stockholders

Our executive officer and sole director has significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these executive officers and directors may differ from the interests of the other stockholders.

Item 2.  FINANCIAL INFORMATION

  PLAN OF OPERATIONS

The company plans to specialize in leasing equipment to a select clientele. The company has chosen to support thee legal, medical and real estate professional with high quality computer hardware and software so they can forget about shopping, understanding and buying the latest version of computer peripherals and concentrate on their business.  The company plans to keep its future customers abreast of the latest changes and support them with their hardware needs. The Company will also perform training and on-site maintenance through its hardware and software affiliates. In short, The Company Leasing, Inc. takes the hardware burden from these professionals and supports them with one stop shopping and support for all their electronic and computer equipment.

The Company specializes in leasing information processing and communications equipment, principally to established, creditworthy customers, primarily in the real estate profession. The Company's leasing activities will be conducted primarily through equipment wholesalers.

Item 3.  PROPERTIES

The Company’s properties are limited at the present time to its offices in Redlands, California.  The Company considers its existing facilities to be adequate for its current needs.

Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

  MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common stock as of December 31, 2008, by (I) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common stock, (ii) each director of Kensington Leasing, Ltd., (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name and Address	Number of Shares	Percentage Owned

Landre Malone 10409 Strathmore Drive Santee, CA 92071	0	0%
Angelique de Maison 646 W. Highland Avenue Redlands, CA 92373	20,000	100%
Officers and Directors as a Group	20,000	100%

Item 5. DIRECTORS AND EXECUTIVE OFFICERS

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the Board of Directors.

The current executive officers, key employees and directors of the Company are as follows:

Name	Age	Position

Angelique de Maison	37	CEO, Director

Landre P. Malone	37	CFO, Secretary

Angelique de Maison.  Ms. de Maison has been an officer and sole director of the company since inception.  From November 2006 through 2007 she served as director of CIC Holding Company, Inc., a company whose securities trade on the Pink Sheets.  Ms. de Maison is an accomplished real estate investor, mortgage banker, and a California real estate licensee.

Landre P. Malone.  Mr. Malone has been the Manager of the Red Sails Inn Restaurant in Point Loma, California since February 2, 2009.  From July 2008 through February 2009 he worked The Brigatine in Point Loma, California.  From September 2007 through June 2008 he was employed by Viejas Casino in Alpine, California.  From January 2000 through October 2007, he was employed by In Cahoots, in Mission Valley, California.

Item 6.  EXECUTIVE COMPENSATION

The following table provides information as to cash compensation of all officers of the Company, for each of the Company’s last two fiscal years.

SUMMARY COMPENSTION TABLE

Name and principal position	Salary	Year	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Angelique de Maison, President/CEO	2008	$0	$0	$0	$0	$0	$0	$0

Landre Malone, CFO	2008	$0	$0	$0	$0	$0	$0	$0

The following table provides information concerning the compensation of the directors of the Company for the past fiscal year:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total

Angelique de Maison	$0	$0	$0	$0	$0	$0	$0

_______________________________________

Employment Agreements

The Company has not entered into any employment agreements with any of its employees, and employment arrangements are all at the discretion of the company’s board of directors.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 27, 2008, 20,000 shares of common stock were issued to officer and director Angelique de Maison, pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.  LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or to which the property interests of the Company is subject.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON

 EQUITY AND RELATED SHAREHOLDER MATTERS

The Company's common stock is not listed or quoted at the present time, and there is no present public market for the Company's common stock. The Company intends to have a sponsoring market maker file a Form 211 with the NASDAQS Stock Market for a quotation on the over-the-counter bulletin board. There can be no assurance that the Company’s securities will be quoted on the bulletin board or any other quotation medium.

Dividends

The Company has not paid any cash dividends since its inception and does not contemplate paying any in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of the Company's business.

Penny Stock Status

If and when the Company develops a market for its common stock, it will be a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1. Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2. Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3. Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4. The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a  written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. The imposition of these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for the company's stock.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for the Common Stock is Globex Transfer, LLC of Deltona, Florida.

Item 10. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by Kensington Leasing, Ltd. within the past three years and were not registered under the Securities Act:

On June 27, 2008, 20,000 shares of common stock were issued to officer and director Angelique de Maison, pursuant to Section 4(2) of the Securities Act of 1933.

Item 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common stock

Holders of Common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of the board of directors. The Board of directors is empowered to fill any vacancies on the Board of directors created by resignations, provided that it complies with quorum requirements.

Holders of Common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon  liquidation.

As of December 31, 2008, there were 20,000 shares of common stock outstanding and 100 million common shares authorized.  As of that date, there was one shareholder of record.

Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Statutes

NRS 78.751 provides that the Company may provide in its articles of incorporation, by laws or by agreement, to indemnify the Company's officers and directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the statute:

(a) Does not exclude  any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation and By-Laws

The Company's Articles of Incorporation, provides that the Company shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Nevada, indemnify and hold harmless officers and directors from any and all liabilities and expenses imposed upon them in connection with any action, suit or other proceeding.

It is the position of the Securities and Exchange Commission that the indemnification of officers and directors is against public policy.

Item 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

This information appears under Item 15 and is incorporated by reference herein.

Item 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

    ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 15. FINANCIAL STATEMENTS AND EXHIBITS

Item 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)  The following financial statements are filed as part of this Registration statement:

•

Report of Independent Registered Certified Public Accountant

•

Financial Statements

•

Balance Sheet

•

Statement of Operations

•

Statement of Cash Flows

•

Statement of Stockholders’ Equity

•

Notes to Financial Statements

(b)  The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION
3.1	Articles of Incorporation
3.4	By-Laws
4.1	Form of Common stock Certificate
5.1	Opinion of Kenneth G. Eade, Attorney at Law (including consent)
6.1	Specimen of Stock Certificate
23.1	Consent of Independent Accountant
23.2	Consent of Kenneth G. Eade (Filed as part of Exhibit 5.1).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Kensington Leasing, Ltd..

We have audited the accompanying balance sheet of Kensington Leasing, Ltd., a development stage company, as of December 31, 2008 and the related statements of operations, stockholders' equity (deficit)  and cash flows for the period from June 27, 2008 (inception) through December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred  to above present fairly, in all material respects, the financial position of Kensington Leasing, Ltd.  as of December 31, 2008  and the related statements of operations, stockholders' equity (deficit) and cash flows for the  period from June 27, 2008 (inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations and has no sources of revenue that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gruber & Company, LLC Gruber & Company, LLC Lake Saint Louis, Missouri March 13, 2009

Kensington Leasing, Ltd (A Development Stage Company) Balance Sheet December 31, 2008

ASSETS

Cash	$ 0

TOTAL ASSETS	0

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Note payable, related party	5,000
Total Liabilities	5,000

Stockholders’ Equity (Deficit)
Common stocks, $.001 par value
Authorized shares; 100,000,000
Issued and outstanding shares; 20,000 at December 31, 2008	20

Deficit accumulated during development stage	(5,020)

Total Stockholders' Equity (Deficit)	0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 0

See notes to financial statements

Kensington Leasing, Ltd (A Development Stage Company) Statement of Operations For the period from June 27, 2008 (inception) to December 31, 2008

From June 27, 2008 (Inception) to December 31, 2008

Income	$ -

Operating Expenses
General and Administrative	20
Legal	5,000
Total Expenses	5,020

Ordinary income (loss)	(5,020)

Net income (loss)	$ (5,020)

Kensington Leasing, Ltd (A Development Stage Company) Statement of Cash Flows For the period from June 27, 2008 (inception) to December 31, 2008

For the period from June 27, 2008 (Date of inception) to September 30, 2008
CASH USED IN OPERATIONS

Net Loss	$(5,020)

Total cash flows (used in) operations	5,000

Cash from financing activities
Loans from related parties	5,000

Total cash from financing activities	5,000

Cash from investing activities
Proceeds from issuance of stock	20

Total cash from investing activities	20

INCREASE (DECREASE) IN CASH	--

BEGINNING CASH	--

ENDING CASH	$ --

See notes to financial statements

Kensington Leasing, Ltd (A Development Stage Company) Statement of Stockholder's Equity For the period from June 27, 2008 (Inception) to December 31, 2008

				Deficit
	Number of	Common		Accumulated
	Shares	Stock at	Paid in	During
	Outstanding	Par Value	Capital	Development

Beginning balance	0	0	0	0

Stocks issued	20,000	20		0

Balance at June 30, 2008	20,000	20		0

Net loss December 31, 2008				(5,000)

Balance at December 31, 2008	20,000	20	0	$ (5,000)

See notes to financial statements

Kensington Leasing, Ltd.

(A Development Stage Company)

Notes to Financial Statements

For the period ended December 31, 2008

NOTE 1:   HISTORY OF OPERATIONS

Kensington Leasing, Ltd. was incorporated on June 27, 2008 in the State of Nevada.  The Company has a plan of operations to lease specialized computer equipment and provide support services for professionals.  The Company is a development stage company  and is subject to compliance with Statement of Financial Accounting Standards No. 7 (SFAS No. 7), Accounting and Reporting by Development Stage Companies.  The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced, accordingly, no revenues have been earned during the period from June 27, 2008 (date of inception) to December 31, 2008.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made.  The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to exploration stage enterprises.

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

NOTE 2:   CONTINUED EXISTENCE

The Company’s financial statements at December 31, 2008 and for the period June 27, 2008 (inception) through December 31, 2008  have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.  The Company incurred  a loss of $5,020 for the period from June 27, 2008 (inception) through December 31, 2008.  In addition, the Company has not generated any revenues.  These  conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

The Company may not be able to obtain additional funds that it may require.  The Company does not presently have adequate cash from operations or financing activities to meet its long-term needs.  The Company does not currently have any established third-party bank credit arrangements.  If the additional funds that the Company may require are not available to it, the Company may be required to curtail significantly or eliminate some or all of its development, sales and marketing programs.

The Company will seek additional funds through equity or debt financings.  Such additional funding, if available on terms and schedules acceptable to the Company.  The Company may also attempt to obtain funds through arrangement with corporate parties or others.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company, as described above, is in the business of leasing specialized equipment. There can be no assurance that the Company will be successful in its endeavor.

NOTE 3:   SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Stock Based Compensation

Shares of the Company’s common stock may be issued for services. These issuances are valued at the fair market value of the services provided and the number of shares issued is determined based upon what the price of the common stock is on the date of each respective transaction.

Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts for the Company’s cash, accounts payable, accrued liabilities and current portion of long term debt approximate fair value due to the short-term maturity of these instruments.

Income Taxes

In February 1992, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS No. 109 required a change from the deferred method of accounting for income taxes of Accounting Principles Board (“APB”) Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share

In February 1997, the FASB issued SFAS No. 128, “Earnings per Share.” SFAS No. 128 simplifies the standards for computing earnings per share (“EPS”) and was effective for financial statements issued for periods ending after December 15, 1997, with earlier application not permitted. Upon adoption, all prior EPS data was restated.

Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

NOTE 4:  RELATED PARTY TRANSACTIONS

On June 27, 2008, 20,000 shares of common stock were issued to officer director Angelique de Maison, pursuant to Section 4(2) of the Securities Act of 1933, in exchange for setup costs and the company’s business plan.

During the period ended December 31, 2008 Ms. de Maison paid $5,000 on the company’s behalf for legal fees.  This was a loan to the company and an interest free note payable for this payment is due to Ms. de Maison upon receipt of funds from a stock offering or other fundraising.

NOTE 5:  STOCK OFFERING

In January 2009, and October 2008, 20,000 shares of common stock were offered to investors pursuant to the company’s Regulation D, Rule 504 small corporate offering registered in the state of Illinois.

NOTE 6:  NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 157, Fair Value Measurements , ("SFAS No. 157") was issued by the FASB in September 2006. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 57 applies to other accounting pronouncements that require or permit fair value measurement. No new requirements are included in SFAS No. 157, but application of SFAS No. 157 will result in additional disclosure requirements.. The Company does not expect adoption of SFAS No. 157 will have a material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company does not expect adoption of SFAS No. 159 will have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS No. 141R"). Among other things, SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. This standard will require accounting treatment for business combinations on a prospective basis.

 In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133 ("SFAS No. 161"). SFAS No. 161 amends and expands SFAS No. 133 to enhance required disclosures regarding derivatives and hedging activities. It requires companies to provide additional disclosure to discuss the uses of derivative instruments; the accounting for derivative instruments and related hedged items under SFAS No. 133; and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. The Company will adopt SFAS No. 161 on July 1, 2009. The Company does  not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Kensington Leasing, Ltd. Registrant

Date: March 23, 2009	By /s/ Angelique de Maison
Angelique de Maison
President and Director